Exhibit 14.1

SWS GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Honesty and Integrity – Actions that instill trust

SWS GROUP, INC.

CODE OF BUSINESS CONDUCT

AND ETHICS

1.	OVERVIEW	1

2.	LEADERSHIP	3

3.	CONFLICTS OF INTEREST	3

4.	INSIDER TRADING	4

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION	5

6.	RECORD KEEPING	6

7.	ACCURACY OF FINANCIAL RECORDS	6

8.	FAIR DEALING	7

9.	USE AND CARE OF COMPANY RESOURCES / ASSETS	7

10.	CORPORATE DISCLOSURE	8

11.	PROCEDURE FOR REPORTING AND INVESTIGATING VIOLATIONS	8

12.	WAIVERS	9

13.	STATEMENT OF COMPLIANCE	9

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1. OVERVIEW

On the following pages you will find the SWS Group, Inc. Code of Business Conduct and Ethics (the “Code of Conduct”). This Code of Conduct was adopted by the Board of Directors (the “Board”) of SWS Group, Inc. upon the recommendation of the Audit Committee (the “Audit Committee”). The Code of Conduct applies to all officers, directors, and employees of SWS Group, Inc. and its subsidiaries (collectively, the “Company”) and is intended to inform employees, officers and directors of their ethical obligations to the Company. The Code of Conduct does not replace the guidelines articulated in the Employee Handbook, but is intended to augment the Employee Handbook in areas concerning certain ethical and legal obligations.

The Code of Conduct sets out the basic policy of the Company in a number of areas, such as conflicts of interest, securities trading, record keeping, and other areas of concern to the company and the public at large. The Code of Conduct is a product of the Company’s commitment to honesty and it should be read and complied with in that spirit. The Code of Conduct is intended to promote:

•	Honest and ethical conduct;

•	Avoidance of conflicts of interest;

•	Full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in all other public communications made by the Company;

•	Compliance with all applicable governmental laws, rules, and regulations;

•	Prompt internal reporting of violations of the Code of Conduct; and

•	Accountability for adherence to the Code of Conduct.

The Code of Conduct was designed to help reduce the risk of unethical and illegal conduct by employees of the Company by providing a clear statement of the basic standards to be followed in all of the Company’s business activities. In addition to the policies specifically set out in the Code of Conduct and the other policies of the Company, employees, officers and directors are expected to be familiar with, and at all times comply with, all applicable laws, rules, and regulations. Further, you are expected to conduct all transactions in accordance with the highest ethical standards.

The Code of Conduct cannot anticipate every ethical or legal issue that may arise; nor is it feasible to attempt to define a course of action for every situation. However, each of you will be well served if you apply to every situation the basic principles of honesty, fairness, integrity, and compliance with the law.

The Code of Conduct includes a program for reporting suspected criminal activity or violations of the Company’s policies. Each of you has the responsibility of reporting such violations, and failure to do so may result in disciplinary action. You will not be retaliated against in any way for reporting in good faith an actual or suspected violation.

It is important for each of you to understand that:

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•	You are personally responsible for your own conduct, for complying with all provisions of this Code of Conduct, and for properly reporting known or suspected violations;

•	If you are ever in doubt as to how to handle a specific situation, you should discuss the matter with your supervisor, or another member of management prior to acting;

•	If you are a supervisor or manager, you must set an example by your own actions, and use your best efforts to ensure that employees understand and comply with this Code of Conduct;

•	No one has the authority or right to order, request or even influence you to violate this Code of Conduct or the law;

•	Absent a waiver from the Audit Committee of the Board of Directors, you will not be excused for violating this Code of Conduct for any reason, even at the request of another person;

•	Any attempt by any person to have another person violate this Code of Conduct, whether successful or not, is itself a violation of this Code of Conduct and may be a violation of law;

•	Any retaliation or threat of retaliation against any person for refusing to violate this Code of Conduct or for reporting in good faith a violation or suspected violation of this Code of Conduct is itself a violation of this Code of Conduct and may be a violation of law;

•	Each reported violation of this Code of Conduct will be investigated and each actual violation will constitute a valid ground for dismissal or other appropriate disciplinary action of the person violating this Code of Conduct and may result in civil or criminal action against that person; and

•	This Code of Conduct is in addition to the rules and policies of the Company including those contained in the SWS Group, Inc. Employee Handbook (the “Employee Handbook”).

This Code of Conduct should not be construed as a contract of employment and does not change any person’s employment status with the Company.

Where the Code of Conduct requires a report to, or permission from, a supervisor, manager, officer, or director in conjunction with a particular action, a director or officer of the Company shall report to, or obtain permission from, the Audit Committee.

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2. LEADERSHIP

The responsibility for creating a culture and environment in which ethical and legal behavior is respected and expected starts with the executive officers of the Company. The Company expects the executive officers to ensure that their own actions and directions are above reproach. It is imperative that the Company’s executive officers emphasize, in both their words and their actions, the importance of ethical decision making, compliance with all laws and regulations, and compliance with the Code of Conduct. Further, officers and managers are expected to encourage and foster open communication. Employees should be encouraged to ask questions in situations where they are in doubt as to the appropriate course of action, and to report violations of the laws, regulations, Code of Conduct, or other Company policies. All questions and reports should be taken seriously, responded to promptly, and resolved appropriately.

3. CONFLICTS OF INTEREST

The Company respects your rights to manage your affairs and investments and does not wish to impinge upon your personal lives. At the same time, you should always perform your job duties on the basis of the Company’s best interests, independent of any personal considerations or relationships. Therefore, you must avoid any financial interest or other business relationship (such as with a competitor, supplier, or customer of the Company) that might interfere with the objective and effective performance of your job or be adverse to the interests of the Company. You should avoid any activity, association, or financial relationship that creates even the appearance of conflicting loyalties or interests. If you have any interest or relationship that might compromise or appear to compromise your duty of loyalty to the Company, you must disclose it to your supervisor. If you believe that unusual circumstances justify your engaging in an activity that may result in a conflict of interest, you may request in writing that your supervisor or the General Counsel review the situation and grant an exception.

Investments. You are prohibited from investing in any of the Company’s customers, suppliers, or competitors except an investment in an insignificant amount of publicly traded securities made on the same terms available to the general public, and not based on any “inside information.” This prohibition applies to all forms of investments made by you and your immediate families. In general, you should not have any financial interest in a customer, supplier, or competitor that could cause divided loyalty, or even the appearance of divided loyalty.

Family Relationships. If you wish to do business on behalf of the Company with a member of your family or with a company of which your relative is an officer, director, or principal, you must first disclose the relationship and obtain the prior written approval of your supervisor.

Outside Employment. You should inform your supervisor and the General Counsel if any outside employment is obtained. You are prohibited from engaging in any activity that competes with any activity of the Company or compromises its interests. This prohibition includes performing any services that create a conflict of interest, the

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unauthorized use of any company equipment, and the unauthorized use or application of any confidential trade information or techniques. In addition, you are not to conduct any outside business during paid working time.

Outside Directorships. Outside directorships can create a conflict of interest. Employees are prohibited from being a director or officer of another company or business without the prior written consent of the Company’s Chief Executive Officer and Corporate Secretary. However, employees are encouraged to participate as directors or other elected positions of eleemosynary, religious and educational organizations for which only notice to the employee’s supervisor is required. Directors of the Company may hold outside directorships subject to any guidelines or restrictions established by the Company’s Board of Directors or the Audit Committee of the Board of Directors.

Corporate Opportunities. You may not: (a) take for yourself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain, or (c) compete with the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Vendor Gift Policy. Your receipt of gifts when acting in your capacity as a Company representative can create the appearance of a conflict of interest because such gifts may be construed as attempts to influence the performance of your duties. Accordingly, you and/or members of your immediate family may not request or accept gifts, entertainment or other benefits of value received directly or indirectly from an existing or potential vendor other than as set forth in this policy. Such gifts should never include cash. Gifts of nominal or token value, such as an occasional meal or outing with a vendor motivated by commonly accepted business courtesies, may be accepted. However, in the event that the value of such gift exceeds $500.00, but is less than $1,000.00, you must disclose in writing (electronic or otherwise) to your supervisor or the General Counsel the receipt of such gift within two business days of such receipt. In the event that the value of the gift exceeds $1,000.00, such gift may not be accepted without the prior written approval (electronic or otherwise) of the General Counsel. The Company expects that you will use your best judgment when it comes to business gifts, favors or entertainment.

4. INSIDER TRADING

It is both illegal and against this Code of Conduct for any individual to profit from undisclosed information relating to the Company or any company with which we do business. If you are in possession of material inside information that the Company has not yet disclosed to the public, you may not purchase or sell any of the securities of the Company or “tip” others to trade in our stock. Also, if you have material inside information about any of the Company’s suppliers, customers or any other company that we do business with, you may not purchase or sell securities of those companies or tip others to do so. Material inside information is defined as facts that have not been disclosed to the public that could influence a reasonable investor’s decision to buy or sell a company’s stock or other securities. Examples of inside material information include, but are not limited to:

•	Events regarding the Company’s securities (such as repurchase plans, stock splits, changes in dividends, and public or private sales of additional securities);

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•	Changes in control;

•	Potential mergers, acquisitions, divestitures, tender offers, joint ventures, and significant changes in assets;

•	Changes in directors or senior executive officers;

•	Earnings information;

•	Major litigation developments; and

•	Bankruptcies or receiverships.

Any breach of your duties and responsibilities under the securities laws or this policy will subject you to disciplinary action, which may include termination.

The restrictions of this policy also apply to your family members and others living in your household. You are responsible for the compliance of such persons with securities laws and Company policy. Even the appearance of improper conduct must be avoided. Accordingly, you should never make a recommendation to anyone to buy, sell or hold Company stock.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION

You have an ethical and legal duty not to disclose confidential, non-public, proprietary information about the Company, and its customers, business partners, suppliers, distributors, and others with whom the Company does business. Confidential information includes all non-public information that you have access to during the course of your work or as a result of your relationship with the Company, particularly information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. All client information including, in most instances, the mere fact that the person or entity is a client is confidential information.

You are responsible for ensuring that such information is not made available to unauthorized persons. You should remember that unauthorized persons may include your co-worker. Accordingly, you should discuss confidential, non-public and proprietary information only with those persons you know to be authorized to receive, and that have a need to know the information. Protection of the Company’s confidential business information is vital to our success and growth in the competitive industry in which we work.

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Business information that has not been made public shall not be released to private individuals, organizations, or governmental bodies unless authorized by the Company or demanded by legal process such as a subpoena or court order. You shall not use confidential information obtained in the course of your employment for the purpose of advancing any private interest or otherwise for personal gain.

6. RECORD KEEPING

Certain documents and other records pertaining to the Company’s business must be maintained for specific periods of time for possible review by regulatory authorities. Company documents (such as, contracts, agreements, licenses, accounting records, correspondence and memoranda), including electronic documents, should be discarded or destroyed only in accordance with Company policy, or upon approval of the General Counsel. If you have any question about the propriety of discarding or destroying a document, please check with the General Counsel prior to discarding or destroying such documents.

Additionally, the Company will receive from time to time requests from third parties for documents relating to our business. Once the Company has received such a request, the Company is often prohibited by law from destroying any document that would be responsive to such request. If you become aware that we have received such a document request, you must not discard or destroy any requested or related documents until you have been advised in writing by the General Counsel that you are permitted to do so.

7. ACCURACY OF FINANCIAL RECORDS

It is Company policy to record and report factual information honestly and accurately. Intentional conduct violating this policy is a serious offense and will subject you to severe discipline by the Company, as well as possible criminal and civil penalties.

Investors count on the Company to provide accurate information about its businesses and to make responsible business decisions based on reliable records. Every individual involved in creating, transmitting or entering information into the Company’s financial and operational records is responsible for doing so fully, accurately and with appropriate supporting documentation. You may not make any entry that intentionally hides or disguises the true nature of any transaction. For example, you may not understate or overstate known liabilities and assets, record false sales or record them early, defer or accelerate the proper period for recording items that should be expensed, falsify quality or safety results, or process and submit false or inaccurate invoices or expense reports.

Compliance with established accounting procedures, the Company’s system of internal controls, and generally accepted accounting principles is necessary at all times. In order to achieve such compliance, the Company’s records, books, and documents must accurately reflect all transactions and provide a full account of the Company’s assets, liabilities, revenues and expenses. Knowingly entering inaccurate or fraudulent information, or failing to enter material

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information, into the Company’s accounting system is unacceptable and may be illegal. If you have knowledge that an entry or process is false you are expected to consult your supervisor or, if necessary, the Chief Financial Officer or a member of the Audit Committee. In addition, it is your responsibility to give your full cooperation to the Company’s authorized auditors.

8. FAIR DEALING

Every employee should deal fairly and in good faith with the Company’s customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Company policy prohibits fraud and establishes procedures to be followed for the recognition, reporting and investigation of suspected fraud. Fraudulent behavior includes, but is not limited to:

•	Fraudulent or dishonest conduct;

•	Forgery or alteration of negotiable instruments or Company documents;

•	Misappropriation of any Company, employee, customer, partner or supplier assets;

•	Conversion to personal use of cash, securities, supplies or any other Company assets;

•	Unauthorized handling or reporting of Company transactions; and

•	Falsification of Company records or financial statements.

Any employee, who suspects that any fraudulent activity may have occurred, should report such concern to his or her supervisor.

9. USE AND CARE OF COMPANY RESOURCES / ASSETS

All equipment, supplies, software, and other assets used in the Company’s business must be treated with due care and used for authorized purposes only. You are responsible for ensuring that all equipment and supplies issued to you are properly used and maintained. Any unauthorized use of Company equipment, supplies or software is prohibited by Company policy. You must never make unauthorized copies of any Company software or remove any Company equipment or other Company assets from Company premises without prior authorization from your supervisor or the Human Resources Department.

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10. CORPORATE DISCLOSURE

It is Company policy to make full, fair, accurate, timely, and understandable public disclosure of all Company information required to be disclosed by law, regulation, New York Stock Exchange Rules, and sound business policy. In order to ensure that all disclosures of Company information (such as earnings information and other developments of material importance to investors, regulators and the general public) are accurate and fully comply with the law, it is Company policy that all such disclosures will be made only through specifically established Company channels.

Unless you have been specifically authorized to do so by the Company, you are strictly prohibited from discussing Company affairs with shareholders, security analysts, media representatives, governmental officials, and other outsiders. Should you be contacted for an interview or should anyone seek any Company information from you, whether or not confidential or proprietary, you should immediately report such request to the Vice President – Corporate Communications. If you suspect or believe that there has been an unintentional disclosure of material nonpublic information, you are required to immediately contact the Vice President – Corporate Communications or the General Counsel.

If you are authorized to make public or nonpublic disclosures of Company information you shall do so strictly in accordance with the above principles of full, fair, accurate, timely, and understandable disclosure in compliance with all laws and regulations.

11. PROCEDURE FOR REPORTING AND INVESTIGATING VIOLATIONS

It is your personal responsibility to report suspected criminal activity or violations of the Code of Conduct. While reports of possible or suspected violations should typically be made to your supervisor, in those circumstances where that is not practical, you may report such violation to any other management employee or submit such reports anonymously. A report that an officer or director of the Company may have violated the Code of Conduct or participated in any criminal activity should be made to the Audit Committee of the Board of Directors or to any member of such committee.

Reports may be made verbally or in writing. Verbal reports will be written up, and the reporting individual will be asked to review and confirm the write-up.

Individuals writing a report of suspected criminal activity or violations of the Code of Conduct should attempt to provide as much factual detail as possible about the incident(s) being reported, including time(s), location(s) and the person or people involved. All reports will be taken seriously and investigated. Please do not report mere rumors.

The General Counsel is responsible for investigating all reported violations and confirming whether or not a violation of the Code has actually occurred. If a violation of the Code has occurred, the General Counsel, together with the supervisor and department head of the violator and the Director of Human Resources shall determine what, if any, disciplinary action is appropriate. The General Counsel, together with any officers of the Company deemed

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appropriate by the General Counsel, shall also determine what, if any, corrective actions are necessary to mitigate or prevent any harm done by the violation and to prevent any future violations of a similar nature. The General Counsel must immediately report any violation by an officer or director of the Company to the chairman of the Audit Committee of the Board of Directors. The chairman of the Audit Committee, in conjunction with the members of the Audit Committee and management will determine what, if any, disciplinary action and corrective measures are appropriate. The General Counsel will provide a quarterly report to the Audit Committee listing the types and numbers of violations and any other detail requested by the Audit Committee. The Audit Committee may, at any time, require that certain specified violations be reported immediately to the Audit Committee to be dealt with by such Committee, rather than by the General Counsel. In addition, the Audit Committee will investigate, or delegate to another officer of the Company the investigation of any reported violations for which an investigation by the General Counsel is not appropriate.

NO RETALIATORY ACTION

No retaliatory action will be taken against persons who report in good faith suspected criminal activity or violations of the Code of Conduct.

12. WAIVERS

Only the Audit Committee of the Board of Directors may make any waiver of the Code of Conduct for executive officers or directors.

13. STATEMENT OF COMPLIANCE

CERTIFICATION

I have read and understand the Code of Conduct and agree to comply with it. I understand that failure to comply with the Code of Conduct or to respond truthfully to this Statement of Compliance will be a basis for disciplinary action, up to and including dismissal.

Except as stated in the Disclosure section below:

•	I do not know of any interest or business relationship of my family members or mine that conflicts with the provisions of the Code of Conduct.

•	I do not know of any other activity or set of circumstances that is a violation of the Code of Conduct

DISCLOSURE

The information provided below discloses circumstances which may be a violation of the Code of Conduct or possible conflict of interest (including, for me and my family members, the

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ownership of an interest in another business or other business relationship that may constitute a “Conflict of Interest”). See Section 3 of the Code of Conduct:

Date:
Signed:
Name (Please Print):
Title:

Please return one signed copy of this Statement to the Human Resources Department.

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